SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. _)


                             Mercer International Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $1.00 Par Value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   588056101
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                March 4, 2010
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)

CUSIP No. 588056101
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Brian Taylor

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,969,697*

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,969,697*

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,969,697*

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.1%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. 588056101
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Pine River Capital Management L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware, United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,969,697*

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,969,697*

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,969,697*

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.1%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No. 588056101
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Nisswa Convertibles Master Fund Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,969,697*

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,969,697*

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,969,697*

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.1%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

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

CUSIP No. 588056101
          ---------------------

Item 1(a).  Name of Issuer:

            Mercer International Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            Suite 2840, 650 West Georgia Street
            Vancouver, British Columbia, Canada V6B 4N8
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Brian Taylor
            Pine River Capital Management L.P.
            Nisswa Convertibles Master Fund Ltd.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Brian Taylor
            Pine River Capital Management L.P.
            601 Carlson Parkway
            Suite 330
            Minnetonka, MN 55305

            Nisswa Convertibles Master Fund Ltd.
            c/o Pine River Capital Management L.P.
            601 Carlson Parkway
            Suite 330
            Minnetonka, MN 55305
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Brian Taylor - United States
            Pine River Capital Management L.P. - Delaware, United States
            Nisswa Convertibles Master Fund Ltd. - Cayman Islands
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $1.00 Par Value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            588056101
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Brian Taylor - 1,969,697*
          Pine River Capital Management L.P. - 1,969,697*
          Nisswa Convertibles Master Fund Ltd. - 1,969,697*
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Brian Taylor - 5.1%
          Pine River Capital Management L.P. - 5.1%
          Nisswa Convertibles Master Fund Ltd. - 5.1%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                Brian Taylor - 0
                Pine River Capital Management L.P. - 0
                Nisswa Convertibles Master Fund Ltd. - 0

          (ii)  Shared power to vote or to direct the vote:

                Brian Taylor - 1,969,697*
                Pine River Capital Management L.P. - 1,969,697*
                Nisswa Convertibles Master Fund Ltd. - 1,969,697*

          (iii) Sole power to dispose or to direct the disposition of:

                Brian Taylor - 0
                Pine River Capital Management L.P. - 0
                Nisswa Convertibles Master Fund Ltd. - 0

          (iv)  Shared power to dispose or to direct the disposition of:
                Brian Taylor - 1,969,697*
                Pine River Capital Management L.P. - 1,969,697*
                Nisswa Convertibles Master Fund Ltd. - 1,969,697*

Item 5.  Ownership of Five Percent or Less of a Class.

         N/A
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         N/A
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

         N/A
         ----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         N/A
         -----------------------------------------------------------------------

Item 10.  Certifications.

         By signing below, each reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



/s/ Brian Taylor**
---------------------
    Brian Taylor


PINE RIVER CAPITAL MANAGEMENT L.P.**
By: Pine River Capital Management LLC, its general partner


/s/ Brian Taylor
---------------------
By: Brian Taylor
Title:  Sole Member


Nisswa Convertibles Master Fund Ltd.**


/s/ Brian Taylor
----------------------
By: Brian Taylor
Title:  Director



Date:  March 15, 2010


*This amount represents the shares that the Reporting Person may be entitled to obtain upon conversion of the Issuer's securities.

**The Reporting Persons disclaim beneficial ownership in the common stock reported herein except to the extent of their pecuniary interest therein.

                                                                       EXHIBIT A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated March 15, 2010 relating to the Common Stock, $1.00 Par Value of Mercer International Inc. shall be filed on behalf of the undersigned.


/s/ Brian Taylor
---------------------
    Brian Taylor


PINE RIVER CAPITAL MANAGEMENT L.P.
By: Pine River Capital Management LLC, its general partner


/s/ Brian Taylor
---------------------
By: Brian Taylor
Title:  Sole Member


Nisswa Convertibles Master Fund Ltd.


/s/ Brian Taylor
---------------------
By: Brian Taylor
Title:  Director